Allianz

Custody and Securities Lending Fee schedule:
Allianz Investment Management LLC
Allianz Life Variable Insurance Products Trust
Allianz Life Variable Insurance Products Fund of Funds Trust

Effective : October 1, 2011

BNY MELLON
ASSET SERVICING

Custody Fee Schedule – Variable Annuity Funds

Structural Changes	Charge Per item
Per Domestic Account	$1,500.00
Per Global Account	$1,500.00
Per Fund of Fund	$1,500.00

Administrative Fee	Basis Points
Domestic
US Securities	0.250

Global Markets
Developed Markets Category 1	2.00
Developed Markets Category 2	3.50
Developed Markets Category 3	6.00
Intermediate Markets Category 4	12.00
Intermediate Markets Category 5	20.00
Intermediate Markets Category 6	40.00
Transaction Fee	Basis Points
Domestic
Per Depository Eligible Transaction	$3.00
Per Physical Transaction	$25.00
Per Wire Out/Vendor Payment/Margin Variation Wire	$3.00
Per F/X Not Exectied at Mellon	$25.00

Global

Developed Markets Category 1	$14.00
Developed Markets Category 2	$30.00
Developed Markets Category 3	$40.00
Intermediate Markets Category 4	$50.00
Intermediate Markets Category 5	$60.00
Intermediate Markets Category 6	$85.00

Third Party Securities Lending Support	$100,000.00

Custody Fee Schedule Terms – Variable Annuity Funds

Revenue Split

91% of the Gross Revenue to the Accounts and 9% to BNY Mellon Asset
Servicing with no Collateral Management Fee if selected as the sole lending provider for both the Variable Annuity and Insurance General
Accounts.

Custody Fee Concession B
BNY Mellon Asset Servicing will discount our annual Variable Annuity custody fees by $150,000.00 if ENY Mellon is chosen as the sole lending provider for the Variable Annuity and Insurance General Accounts.

Custody Fee
BNY Mellon will guarantee this Fee Schedule for three (3) years.

Market Tiers:

Developed
Category 1	Canada, Euroclear, France, Germany, Italy, Japan, Netherlands, New Zealand, Spain, Sweden, Switzerland, United Kingdom

Category 2	Australia, Belgium, CEDEL, Finland, Ireland, Luxembourg, Mexico, Norway, South Africa

Category 3	Argentina, Austria, Brazil, Denmark, Hong Kong, Malaysia, Portugal, Singapore, South Korea, Sri Lanka, Thailand, Turkey

Intermediate
Category 4	Czech Republic, Greece, Hungary, Indonesia, Israel, Peru, Taiwan, Zimbabwe

Category 5	Bangladesh, Bermuda, Botswana, Ghana, Mauritius, Pakistan, Philippines, Poland, Slovak Republic, Uruguay

Emerging
Category 6
Bahrain, Bolivia, Bulgaria, Chile, China, Colombia, Croatia, Egypt, Estonia, Iceland, India, Jordan, Kazakhstan, Lativia, Lebanon, Lithuania, Morocco, Oman, Panama, Romania, Russia, Slovenia, Tunisia, Ukraine, Venezuela, Vietnam, Zambia

BNY MELLON ASSET SERVICING

Signature Page

ALLIANZ Investment Management LLC

Signature:    /s/ Brian Muench
Name:  Brian J. Muench
Date: 10/5/11

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

Signature:    /s/ Brian Muench
Name:  Brian J. Muench
Date: 10/5/11

ALLIANZ VARIABLE INSURANCE PRODUCTS FUND OF FUNDS TRUST

Signature:    /s/ Brian Muench
Name:  Brian J. Muench
Date: 10/5/11

THE BANK OF NEW YORK MELLON

By:    /s/ Richard Marchiono
Name:  Richard Marchiono
Date: 10/27/11

BNY MELLON ASSET SERVICING

NOTES:

We will pass through to the client any out-of-pocket expenses including, but not limited to, postage, courier expense, registration fees, stamp duties, telex charges, custom reporting or custom programming, internal/external, legal or consulting costs and proxy voting expenses.

We reserve the right to amend our fees if the service requirements change in a way that materially affects our responsibilities or costs. Support of other derivative investment strategies or special processing requirements (e.g. external cash sweep, etc.) may result in additional fees.

BNY Mellon will file class action Proofs of Claim on your behalf. An amount equal to 2% of the proceeds will be charged against each participating account at the time the proceeds are credited.

A payment of approximately 1/12th of estimated annual fees will be paid monthly via an electronic debit with a quarterly true-up to actual fees incurred. Additional amounts due (or overpayments to be refunded) will be payable within 30 days. Fees not paid within 60 days ofthe date of the invoice will be subject to a late charge of 1.5% per month.

We reserve the right to assess a charge for managing the asset conversion (transfer). Such charges may include, but are not limited to, travel expenses incurred during any such conversion.

The fee schedule with securities lending assumes BNY Mellon is the sole securities lending agent and collateral manager and may lend your entire pool of assets. The $150,000 Fee Consession will go into effect once all accounts have begun pmticipation in the securities lending program.

Earnings credits and overdraft rates will be calculated monthly on the basis of the following formula:

(Net Positive/Net Negative) * (Avg. FF Rate) / 365

"Net Positive": equals the average net positive balances maintained by a Portfolio over the course of the applicable month less the applicable reserve requirement "Net Negative": equals the average net negative balances maintained by a Portfolio over the course of the applicable month plus the applicable reserve requirement. "Avg. FF Rate": equals the average Federal Funds Rate over the course of the applicable month.

At the end of each month, the net positive earnings credits and overdraft amounts are netted by Portfolio and offset against the applicable custody fees generated by each Portfolio.

Excess Earnings Credits: Monthly credit balances will roll forward to offset future Custodian fees and expenses. Unused Daily Credits will expire at calendar year end. Credit balances may not be transferred. They are used exclusively to offset Custodian fees and expenses and shall not be applied against investment or other related expenses.
This fee schedule is guaranteed for 3 years.

BNY MELLON ASSET SERVICING